EXHIBIT 10.91

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of September 5, 2012 (the “Amendment Date”), is entered into by and between Unigene Laboratories, Inc., a Delaware corporation (the “Company”), and Gregory T. Mayes (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is presently employed by the Company as its Vice President, Corporate Affairs and General Counsel pursuant to an Employment Agreement, dated September 12, 2010 (the “Agreement”); and

WHEREAS, the Executive and the Company desire to enter into this Amendment and to amend the terms and provisions of the Agreement as set forth below;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Definitions.  Capitalized terms used, but not otherwise defined, in this Amendment shall have the meanings ascribed to such terms in the Agreement, as amended by this Amendment.

2.           Engagement.  Section 1 of the Agreement shall be amended and restated in its entirety as follows:

The Company hereby employs the Executive as its President and General Counsel, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

3.           Duties.  Section 3 of the Agreement shall be amended and restated in its entirety as follows:

(a)  During the Term of this Agreement, the Executive shall serve as the Company’s President and General Counsel and shall have responsibility for all aspects of the Biotechnologies Business Unit, all legal oversight and administration of the Company’s day to day business operations, as well as such duties and responsibilities as are set forth in the Company’s Bylaws and such other responsibilities as may be assigned to him from time to time by the Chief Executive Officer or the Board of Directors of the Company (the “Board of Directors”).  The Executive shall use his best efforts to perform, and shall act in good faith in performing, all duties required to be performed by him under this Agreement.

(b)  The Board of Directors will appoint the Executive to fill a vacancy on the Board of Directors and during the period of the Executive’s employment hereunder, the Board of Directors will recommend to the shareholders of the Company that the Executive be elected to the Board of Directors at all annual shareholders meetings at which the Executive is subject to election.  Upon any termination of the Executive’s employment hereunder, including, without limitation, a termination without cause, the Executive will concurrently resign from the Board of Directors, or should the Executive then be serving as a director of any direct or indirect subsidiary or affiliate of the Company, he shall resign from all such boards as well.

4.           Compensation.  Section 6 of the Agreement shall be amended by adding the following clause (e) in the correct alphabetic order:

(e)  Subject to approval by the Company’s Board of Directors, as of the Amendment Date, to grant the Executive options to purchase 600,000 shares of the Common Stock, exercisable at the closing price per share on the date of the First Amendment to Employment Agreement (the “Amendment Date”).  The options to be granted under this Section 6(e) will be evidenced by the Company’s standard form of stock option agreement, except that one-third of the options granted under this Section 6(e) will vest upon the six-month anniversary of the Amendment Date provided that Executive remains continuously employed by Company from the Amendment Date through the six-month anniversary of the Amendment Date, one-third of the options granted under this Section 6(e) will vest upon the twelve-month anniversary of the Amendment Date provided that Executive remains continuously employed by Company from the Amendment Date through the twelve-month anniversary of the Amendment Date, and one-third of the options granted under this Section 6(e) will vest upon the eighteen-month anniversary of the Amendment Date provided that Executive remains continuously employed by Company from the Amendment Date through the eighteen-month anniversary of the Amendment Date.

5.           Waiver.  No act, delay, omission or course of dealing on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as, or be construed as, a waiver thereof or otherwise prejudice such party’s rights, powers and remedies under this Amendment.

6.           Governing Law.  This Amendment shall be interpreted and construed under the laws of the State of New Jersey without regard to principles of conflicts of law.

7.           Arbitration.  The Executive agrees to submit to binding arbitration all claims arising out of his employment with the Company and/or this Amendment, including all claims under federal law (including but not limited to Title VII of the Civil Rights Act of 1964 as amended) as well as all claims under state law (including but not limited to claims under the New Jersey Law Against Discrimination and the New Jersey Conscientious Employee Protection Act).  This arbitration shall take place in New Jersey, under the then prevailing rules of the American Arbitration Association.

8.           Modification.  This Amendment may not be modified, altered, or amended except by a writing signed by all parties hereto.

9.           Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one agreement binding on the parties hereto.

10.           Severability.  Each provision of this Amendment shall be considered severable and if for any reason any provision that is not essential to the effectuation of the basic purpose of the Amendment is determined to be invalid or contrary to any existing or future law, such provision shall be deemed to be omitted from this Amendment and such invalidity shall not impair the operation of or affect those provisions of this Amendment that are valid.

11.           Agreement; No Other Amendments.  All references to the “Agreement” contained in the Agreement or otherwise, shall mean the Agreement as modified by this Amendment.  Except as expressly amended by this Amendment, all of the terms, conditions and provisions of the Agreement are hereby ratified and continue unchanged and remain in full force and effect.

12.           Headings.  Headings contained in this Amendment are inserted for reference and convenience only and in no way define, limit, extend or describe the scope of this Amendment or the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have freely and voluntarily executed this Amendment on the day and year first above written.

UNIGENE LABORATORIES, INC.

/s/ Gregory T. Mayes	By:	/s/ Ashleigh Palmer
Gregory T. Mayes		Chief Executive Officer

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